Exhibit 99.1

MARKETAXESS REPORTS SECOND QUARTER 2018 REVENUES

OF $107.0 MILLION, OPERATING INCOME OF $52.0 MILLION AND

DILUTED EPS OF $1.07

Second Quarter Financial Highlights*

•	Revenues of $107.0 million, up 11.1%

•	Operating income of $52.0 million, up 6.2%

•	Expenses of $54.9 million, includes $1.8 million of duplicate occupancy expense

•	Diluted EPS of $1.07, up 7.0%

•	Trading volume of $420.8 billion, up 16.4%

•	Record Open Trading™ volume of $89.5 billion, up 56.7%

*	All comparisons versus second quarter 2017.

NEW YORK, July 25, 2018 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended June 30, 2018.

“The second quarter results show a solid 16.4% year-over-year increase in total trading volume and record Open Trading™ activity, ” noted Rick McVey, Chairman and CEO of MarketAxess. “International client breadth and trading activity continues to improve, led by a 27.0% increase in emerging market trading volume and a 32.3% increase in Eurobond volume. We are seeing rapid growth in trading automation in credit, driving improved trading efficiency and lower trading costs for our dealer and investor clients.”

Second Quarter Results

Total revenues for the second quarter of 2018 increased 11.1% to $107.0 million, compared to $96.3 million for the second quarter of 2017. Operating income was $52.0 million, compared to $49.0 million for the second quarter of 2017, an increase of 6.2%. Operating margin was 48.6%, compared to 50.9% for the second quarter of 2017. Net income totaled $40.5 million, or $1.07 per share on a diluted basis, compared to $38.0 million, or $1.00 per share, for the second quarter of 2017.

Commission revenue for the second quarter of 2018 increased 10.5% to $96.1 million, compared to $87.0 million for the second quarter of 2017. Variable transaction fees increased 1.5% to $71.7 million on total trading volume of $420.8 billion for the second quarter of 2018, compared to variable transaction fees of $70.6 million on total trading volume of $361.5 billion for the second quarter of 2017. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 17.4% for the second quarter of 2018, compared to an estimated 17.0% for the second quarter of 2017.

All other revenue, which consists of information services, post-trade services and other revenue, increased 16.7% to $10.9 million, compared to $9.3 million for the second quarter of 2017. The increase in all other revenue was principally due to higher post-trade services revenue of $1.1 million.

Total expenses for the second quarter of 2018 increased 16.1% to $54.9 million, compared to $47.3 million for the second quarter of 2017. The increase in total expenses was largely due to higher occupancy costs of $2.0 million, professional and consulting fees of $1.3 million, depreciation and amortization of $1.0 million, technology and communication costs of $1.0 million and employee compensation and benefit costs, mainly due to an increase in headcount, of $0.9 million. Occupancy costs in the second quarter of

2018 include duplicate expense recognized during the build-out phase of the Company’s new corporate offices in New York. The duplicate expense had the effect of increasing total expenses by $1.8 million and reducing diluted EPS by $0.03. Other income (expense) increased to $1.2 million from $0.6 million due to a $0.5 million increase in investment income as a result of higher investment balances and an increase in interest rates.

The effective tax rate for the second quarter of 2018 was 23.9%, compared to 23.3% for the second quarter of 2017. The second quarter of 2017 income tax provision included $5.3 million of excess tax benefits, or $0.14 per diluted share, related to share-based compensation awards.

Dividend

The Company’s board of directors declared a cash dividend of $0.42 per share of common stock outstanding, to be paid on August 23, 2018 to stockholders of record as of the close of business on August 9, 2018.

Share Repurchases

A total of 31,900 shares were repurchased in the second quarter of 2018 at a cost of $6.6 million.

Balance Sheet Data

As of June 30, 2018, total assets were $617.6 million and included $420.3 million in cash, cash equivalents and investments. Total stockholders’ equity as of June 30, 2018 was $557.4 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, July 25, 2018, at 10:00 a.m. Eastern time. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 6958779. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,400 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726
Mary Sedarat
MarketAxess Holdings Inc.
+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$96,113	$87,015	$198,885	$181,037
Information services	6,930	6,497	13,996	12,682
Post-trade services	3,620	2,489	8,196	4,945
Other	301	313	601	614

Total revenues	106,964	96,314	221,678	199,278

Expenses
Employee compensation and benefits	26,199	25,319	55,033	52,603
Depreciation and amortization	5,790	4,790	11,059	9,483
Technology and communications	5,793	4,822	11,572	9,407
Professional and consulting fees	5,426	4,086	10,483	8,365
Occupancy	3,467	1,422	6,804	2,826
Marketing and advertising	3,535	2,782	5,600	4,668
Clearing costs	2,012	1,517	3,737	2,844
General and administrative	2,708	2,591	5,183	4,939

Total expenses	54,930	47,329	109,471	95,135

Operating income	52,034	48,985	112,207	104,143
Other income (expense)
Investment income	1,383	840	2,551	1,587
Other, net	(207)	(252)	(535)	(550)

Total other income	1,176	588	2,016	1,037

Income before income taxes	53,210	49,573	114,223	105,180
Provision for income taxes	12,723	11,550	25,796	24,694

Net income	$40,487	$38,023	$88,427	$80,486

Per Share Data:
Net income per common share
Basic	$1.10	$1.03	$2.39	$2.18
Diluted	$1.07	$1.00	$2.33	$2.11
Cash dividends declared per common share	$0.42	$0.33	$0.84	$0.66
Weighted-average common shares:
Basic	36,950	36,853	36,952	36,852
Diluted	37,862	38,077	37,874	38,095

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$36,401	$32,868	$75,168	$68,391
Other credit [1]	34,765	37,145	75,192	78,840
Liquid products [2]	488	570	1,071	1,200

Total transaction fees	71,654	70,583	151,431	148,431

Distribution Fees
U.S. high-grade	18,261	15,930	35,488	31,680
Other credit[1]	6,042	384	11,582	664
Liquid products[2,3]	156	118	384	262

Total distribution fees	24,459	16,432	47,454	32,606

Total commissions	$96,113	$87,015	$198,885	$181,037

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$162	$165	$160	$166
U.S. high-grade—floating-rate	96	63	95	59
Total U.S. high-grade	158	162	156	162
Other credit	196	257	199	259
Liquid products	39	43	40	42
Total	170	195	171	196

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.
[3]	Includes CDS SEF-related revenue.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	June 30, 2018	December 31, 2017
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$170,686	$167,014
Investments, at fair value	249,591	239,521
Accounts receivable, net	61,883	52,636
All other assets	135,438	122,061

Total assets	$617,598	$581,232

Liabilities and stockholders’ equity
Total liabilities	$60,220	$66,464
Total stockholders’ equity	557,378	514,768

Total liabilities and stockholders’ equity	$617,598	$581,232

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$40,487	$38,023	$88,427	$80,486
Add back:
Interest expense	—	—	—	—
Provision for income taxes	12,723	11,550	25,796	24,694
Depreciation and amortization	5,790	4,790	11,059	9,483

Earnings before interest, taxes, depreciation and amortization	$59,000	$54,363	$125,282	$114,663

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flow from operating activities	$54,379	$38,569	$85,818	$69,118
Add back:
Net (sales) purchases of corporate debt trading investments	6,342	(1,085)	3,288	111
Less:
Purchases of furniture, equipment and leasehold improvements	(13,757)	(1,628)	(16,035)	(5,777)
Capitalization of software development costs	(2,946)	(3,495)	(6,536)	(6,667)

Free cash flow	$44,018	$32,361	$66,535	$56,785

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$215,308	$195,717	$451,831	$407,691
U.S. high-grade—floating-rate	15,211	7,870	29,673	15,290

Total U.S. high-grade	230,519	203,587	481,504	422,981
Other credit	177,681	144,574	377,624	304,298
Liquid products	12,550	13,345	26,629	28,651

Total	$420,750	$361,506	$885,757	$755,930

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$3,602	$3,232	$3,852	$3,384
Other credit	2,796	2,311	3,021	2,434
Liquid products	197	212	213	229

Total	$6,595	$5,755	$7,086	$6,047

Number of U.S. Trading Days [1]	64	63	125	125
Number of U.K. Trading Days [2]	62	61	125	125

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.